Exhibit 99.4

CONSENT OF TAN WEI RENG, GALVEN

Ohmyhome Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: ___December 2_______________, 2022

/s/ Tan Wei Reng, Galven
Tan Wei Reng, Galven